Exhibit 10.51

AMENDED AND RESTATED SECURITY AGREEMENT

(Sierra Medical Management, Inc.)

This AMENDED AND RESTATED SECURITY AGREEMENT, dated as of September 24, 2003, is entered into between SIERRA MEDICAL MANAGEMENT, INC. a Delaware corporation (“Debtor”), and COMERICA BANK, a Michigan banking corporation, successor-by-merger to Comerica Bank-California, a California banking corporation, successor-by-merger to Imperial Bank, a California banking corporation (“Secured Party”), with reference to the following facts:

RECITALS

A.          Debtor and Secured Party previously entered into that certain Security Agreement, dated as of September 25, 1997 (the “Prior Security Agreement”), in order to secure the obligations of Debtor owing to Secured Party under that certain Continuing Guaranty, dated as of even date with the Prior Security Agreement (as may be amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”);

B.          Concurrent herewith Borrower (as defined in the Prior Security Agreement and the Guaranty) and Secured Party, at the request of Borrower, are entering into that certain Sixth Amendment to Amended and Restated Revolving Credit Agreement (the “Sixth Amendment”); and

C.          In order to induce Secured Party to enter into the Sixth Amendment, and in consideration thereof, Debtor has agreed to enter into this Security Agreement in order amend and restate the Prior Security Agreement in its entirety.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants, conditions, representations, and warranties hereinafter set forth, and for other good and valuable consideration, the parties hereto agree as follows:

1.           Definitions.  All initially capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Loan Agreement.  In addition, as used herein, the following terms shall have the following meanings:

“Account Debtor” means any Person who is or who may become obligated with respect to, or on account of, an Account, Chattel Paper or General Intangible.

“Accounts” means any and all of Debtor’s presently existing and hereafter arising accounts (including health-care-insurance receivables, contract rights, and all other forms of monetary obligations owing to Debtor, and all credit insurance, guaranties, or security therefor), irrespective of whether earned by performance.

“Chattel Paper” means all of Debtor’s presently existing and hereafter acquired or created chattel paper (including tangible chattel paper and intangible chattel paper).

“Code” means the California Uniform Commercial Code, as amended or supplemented from time to time.  Any and all terms used in this Security Agreement which are defined in the Code shall be construed and defined in accordance with the meaning and definition ascribed to such terms under the Code, unless otherwise defined herein.

“Collateral” means the following, collectively: any and all of the Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Equipment, Instruments, Inventory, Investment Property, General Intangibles, Letter of Credit Rights, Negotiable Collateral, Supporting Obligations, Debtors’ Books, in each case whether now existing or hereafter acquired or created, any money or other assets of any Debtor that now or hereafter come into the possession, custody, or control of Secured Party and any Proceeds or products of any of the foregoing, or any portion thereof.

“Collateral Access Agreement” means a landlord waiver, mortgagee waiver, bailee letter, or acknowledgement agreement of any warehouseman, processor, lessor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Equipment or Inventory, in each case, in form and substance satisfactory to Secured Party.

“Commercial Tort Claims” means all of Debtor’s presently existing and hereafter acquired commercial tort claims (as such term is defined in the Code).

“Debtor’s Books” means any and all presently existing and hereafter acquired or created books and records of Debtor, including all records (including maintenance and warranty records), ledgers, computer programs, disc or tape files, printouts, runs, and other computer prepared information indicating, summarizing, or evidencing the Collateral.

“Deposit Account” means any demand, time, savings, passbook or similar account now or hereafter maintained by or for the benefit of Debtor with an organization that is engaged in the business of banking including a bank, savings bank, savings and loan association, credit union and trust companies, and all funds and amounts therein, whether or not restricted or designated for a particular purpose.

“Documents” means any and all documents and documents of title, including documents of title, bills of lading, dock warrants, dock receipts, warehouse receipts and other documents of Debtor, whether or not negotiable, and includes all other documents which purport to be issued by a bailee or agent and purport to cover goods in any bailee’s or agent’s possession which are either identified or are fungible portions of an identified mass, including such documents of title made available to Debtor for the purpose of ultimate sale or exchange of goods or for the purpose of loading, unloading, storing, shipping, transshipping, manufacturing, processing or otherwise dealing with goods in a manner preliminary to their sale or exchange, in each case whether now existing or hereafter acquired.

“Equipment” means any and all of Debtor’s presently existing and hereafter acquired equipment, wherever located, including machinery, furniture, furnishings,

fixtures, computer and other electronic data processing equipment and other office equipment and supplies, computer programs and related data processing software, spare parts, tools, motors, automobiles, trucks, tractors and other motor vehicles, rolling stock, jigs, and other goods (other than Inventory, farm products, and consumer goods), including software embedded in such goods, together with any and all parts, improvements, additions, attachments, replacements, accessories, and substitutions thereto or therefor, and all other rights of Debtor relating thereto, whether in the possession and control of Debtor, or in the possession and control of a third party for the account of Debtor.

“Expenses” has the meaning of “Bank Expenses” under the Loan Agreement and shall also mean: any and all costs or expenses required to be paid by Debtor under this Security Agreement which are paid or advanced by Secured Party; all costs and expenses of Secured Party, including its attorneys’ fees and expenses (including attorneys’ fees incurred pursuant to proceedings arising under the Bankruptcy Code), incurred or expended to correct any default or enforce any provision of this Security Agreement, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, irrespective of whether a sale is consummated; and all costs and expenses of suit incurred or expended by Secured Party, including its attorneys’ fees and expenses (including attorneys’ fees incurred pursuant to proceedings arising under the Bankruptcy Code) in enforcing or defending this Security Agreement, irrespective of whether suit is brought.

“FEIN” means Federal Employer Identification Number.

“General Intangibles” means any and all of Debtor’s presently existing and hereafter acquired or arising general intangibles and any other intangible personal property of every kind and description, including:

(a)         contracts and contract rights, noncompetition covenants, licensing and distribution agreements, indemnity agreements, guaranties, insurance policies, franchise agreements and lease agreements;

(b)         uncertificated certificates of deposit, and interests in any joint ventures, partnerships or limited liability companies;

(c)         choses in action and causes of action (whether legal or equitable, whether in contract or tort or otherwise, and however arising);

(d)         licenses, approvals, permits or any other authorizations issued by any Governmental Authority;

(e)         Intellectual Property Collateral;

(f)          computer software, magnetic media, electronic data processing files, systems and programs;

(g)         rights of stoppage in transit, replevin and reclamation, rebates or credits of every kind and nature to which Debtor may be entitled;

(h)         purchase orders, customer lists, subscriber lists and goodwill;

(i)          monies due or recoverable from pension funds, refunds and claims for tax or other refunds against any Governmental Authority;

(j)          payment intangibles; and

(k)         other contractual, equitable and legal rights of whatever kind and nature.

“Instruments” means any and all negotiable instruments, and every other writing which evidences a right to the payment of a monetary obligation, in each case whether now existing or hereafter acquired.

“Intellectual Property Collateral” means the following Assets owned or held by Debtor or in which Debtor otherwise has any interest, now existing or hereafter acquired or arising:

(a)         all patents and patent applications, domestic or foreign, all licenses relating to any of the foregoing and all income and royalties with respect to any licenses, all rights to sue for past, present or future infringement thereof, all rights arising therefrom and pertaining thereto and all reissues, divisions, continuations, renewals, extensions and continuations in-part thereof;

(b)         all copyrights and applications for copyright, domestic or foreign, together with the underlying works of authorship (including titles), whether or not the underlying works of authorship have been published and whether said copyrights are statutory or arise under the common law, and all other rights and works of authorship, all rights, claims and demands in any way relating to any such copyrights or works, including royalties and rights to sue for past, present or future infringement, and all rights of renewal and extension of copyright;

(c)         all state (including common law), federal and foreign trademarks, service marks and trade names, and applications for registration of such trademarks, service marks and trade names, all licenses relating to any of the foregoing and all income and royalties with respect to any licenses, whether registered or unregistered and wherever registered, all rights to sue for past, present or future infringement or unconsented use thereof, all rights arising therefrom and pertaining thereto and all reissues, extensions and renewals thereof;

(d)         all trade secrets, confidential information, customer lists, license rights, advertising materials, operating manuals, methods, processes, know-how, sales literature, sales and operating plans, drawings, specifications, blue prints, descriptions, inventions, name plates and catalogs;

(e)         the entire goodwill of or associated with the businesses now or hereafter conducted by Debtor connected with and symbolized by any of the aforementioned properties and assets; and

(f)          Intellectual Property Collateral shall include, without limitation, rights and interests pursuant to licensing or other contracts in favor of Debtor pertaining to patents, trademarks, copyrights and other intellectual property presently or in the future owned or used by third Persons.

“Inventory” means any and all of Debtor’s presently existing and hereafter acquired goods (including software embedded in such goods) of every kind and description (including goods in transit) which are held for sale or lease, or to be furnished under a contract of service or which have been so leased or furnished, or other disposition, wherever located, including those held for display or demonstration or out on lease or consignment or are raw materials, work in process, finished materials, or materials used or consumed, or to be used or consumed, in Debtor’s business, and the resulting product or mass, and all repossessed, returned, rejected, reclaimed and replevied goods, together with all materials, parts, supplies, packing and shipping materials used or usable in connection with the manufacture, packing, shipping, advertising, selling or furnishing of such goods; and all other items hereafter acquired by Debtor by way of substitution, replacement, return, repossession or otherwise, and all additions and accessions thereto, and any Document representing or relating to any of the foregoing at any time.

“Investment Property” means any and all of Debtor’s presently existing and hereafter acquired investment property.

“Letter of Credit Rights” means any and all of Debtor’s presently existing and hereafter acquired letter of credit rights.

“Loan Agreement” means that certain Amended and Restated Revolving Credit Agreement, dated as of July 3, 1997, between Borrower and Secured Party, as amended to date, including by the Sixth Amendment, and as may be at any time hereafter further supplemented, modified, amended or restated.

“Negotiable Collateral” means any and all of Debtor’s presently existing and hereafter acquired or arising letters of credit, letter of credit rights, advises of credit, certificates of deposit, notes, drafts, money, Instruments, Documents and tangible Chattel Paper.

“Proceeds” means whatever is receivable or received from or upon the sale, lease, license, collection, use, exchange or other disposition, whether voluntary or involuntary, of any Collateral, including “proceeds” as defined in the Code, any and all proceeds of any insurance, indemnity, warranty or guaranty payable to or for the account of Debtor from time to time with respect to any of the Collateral, any and all payments (in any form whatsoever) made or due and payable to Debtor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of Governmental Authority), any and all other amounts from time to time paid or payable under or in connection with any of the Collateral or for or on account of any damage or injury to or conversion of any Collateral by any Person, any and all other tangible or intangible property received upon the sale or disposition of Collateral, and all proceeds of proceeds.

“Rights to Payment” means all Accounts and any and all rights and claims to the payment or receipt of money or other forms of consideration of any kind in, to and under all electronic Chattel Paper, General Intangibles, Letter of Credit Rights, Negotiable Collateral and Proceeds thereof.

“Secured Obligations” shall have the meaning of “Obligations” under the Loan Agreement and shall also mean any and all debts, liabilities, obligations, or undertakings owing by Debtor to Secured Party arising under, advanced pursuant to, or evidenced by this Security Agreement, whether direct or indirect, absolute or contingent, matured or unmatured, due or to become due, voluntary or involuntary, whether now existing or hereafter arising, and including all interest not paid when due and all Expenses which Debtor is required to pay or reimburse pursuant to this Security Agreement, the Loan Agreement, the other Loan Documents or by law.

“Security Agreement” shall mean this Security Agreement, as amended or restated from time to time.

“Supporting Obligations” has the meaning given to such term in the Code.

2.           Construction.   Unless the context of this Security Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the part includes the whole, “including” is not limiting, and “or” has the inclusive meaning represented by the phrase “and/or.”  References in this Security Agreement to “determination” by Secured Party include reasonable estimates (absent manifest error) by Secured Party, as applicable (in the case of quantitative determinations) and reasonable beliefs (absent manifest error) by Secured Party, as applicable (in the case of qualitative determinations).  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Security Agreement refer to this Security Agreement as a whole and not to any particular provision of this Security Agreement.  Article, section, subsection, exhibit, and schedule references are to this Security Agreement unless otherwise specified.

3.           Creation of Security Interest.   Debtor hereby grants to Secured Party a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure the prompt payment and performance of all of the Secured Obligations.  Debtor acknowledges and affirms that such security interest in the Collateral has attached to all Collateral without further act on the part of Secured Party or Debtor.

4.           Further Assurances.

4.1         Debtor shall execute and deliver to Secured Party concurrently with Debtor’s execution of this Security Agreement, and from time to time at the request of Secured Party, and Debtor hereby authorizes Secured Party to file, all financing statements, continuation financing statements, fixture filings, security agreements, chattel mortgages, assignments, and all other documents that Secured Party may require, in form satisfactory to Secured Party, to perfect and maintain perfected Secured Party’s security interests in the Collateral, and in order to consummate fully all of the transactions contemplated by this Security

Agreement and the Loan Agreement.  Debtor hereby irrevocably makes, constitutes, and appoints Secured Party (and Secured Party’s officers, employees, or agents) as Debtor’s true and lawful attorney with power to sign the name of Debtor on any of the above-described documents or on any other similar documents which need to be executed, recorded, or filed, and to do any and all things necessary in the name and on behalf of Debtor in order to perfect, or continue the perfection of, Secured Party’s security interests in the Collateral.  Debtor agrees that neither Secured Party, nor any of its designees or attorneys-in-fact, will be liable for any act of commission or omission, or for any error of judgment or mistake of fact or law with respect to the exercise of the power of attorney granted under this Section 4.1, other than as a result of its or their gross negligence or willful misconduct.  THE POWER OF ATTORNEY GRANTED UNDER THIS SECTION 4.1 IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL ALL OF THE SECURED OBLIGATIONS HAVE BEEN INDEFEASIBLY PAID IN FULL, THE LOAN AGREEMENT TERMINATED, AND ALL DEBTOR’S DUTIES HEREUNDER AND THEREUNDER HAVE BEEN DISCHARGED IN FULL.

4.2         Without limiting the generality of the foregoing Section 4.1 or any of the provisions of the Loan Agreement, Debtor shall: (i) at the request of Secured Party, mark conspicuously Debtor’s Books with a legend, in form and substance satisfactory to Secured Party, indicating that the Collateral is subject to the security interest granted hereby; (ii) immediately mark all Chattel Paper with a conspicuous legend indicating Secured Party’s security interest therein and otherwise in form and substance satisfactory to Secured Party; and (iii) at the request of Secured Party, appear in and defend any action or proceeding which may affect Debtor’s title to, or the security interest of Secured Party in, any of the Collateral.

4.3         With respect to the Negotiable Collateral  (other than drafts received in the ordinary course of business so long as no Event of Default is continuing), Debtor shall, immediately upon request by Secured Party, endorse (where appropriate) and assign the Negotiable Collateral over to Secured Party, and deliver to Secured Party actual physical possession of the Negotiable Collateral to Secured Party together with any instruments of transfer or assignment, all in form and substance satisfactory to Secured Party, in order to fully perfect the security interest therein of Secured Party.

4.4         In the event that any Collateral is in the possession of a third party, Debtor shall join with Secured Party in notifying such third party of Secured Party’s security interest and obtaining an acknowledgement from such third party that it is holding such Collateral for the benefit of Secured Party.

4.5         Debtor shall deliver to Secured Party a duly executed control agreement in form and substance satisfactory to Secured Party with respect to all Deposit Accounts, electronic Chattel Paper, Investment Property, and Letter of Credit Rights.

4.6         Debtor shall promptly notify Secured Party of any Commercial Tort Claims it may bring against any Person, including the name and address of each defendant, a summary of the facts, an estimate of Debtor’s damages, copies of any complaint or demand letter submitted by Debtor, and such other information as Secured Party may request, and in connection therewith, at Secured Party’s request, Debtor and Secured Party shall enter into an amendment to this Security Agreement granting a security interest to Secured Party in each such Commercial Tort Claim to secured the Secured Obligations.

5.           Representations and Warranties.  In order to induce Secured Party to enter into the Sixth Amendment and to continue to make Loans to Borrower and/or issue any Letter of Credit, in addition to the representations and warranties of Debtor set forth in the Guaranty which are incorporated herein by this reference, Debtor represents and warrants to Secured Party that on the date hereof and thereafter on the date of each and every Borrowing or issuance of a Letter of Credit:

5.1        Legal Name; State of Organization; Location of Chief Executive Office and Collateral; FEIN.   Debtor’s exact legal name, state of incorporation, FEIN and charter or organizational identification number is accurately set forth in Schedule I.  Debtor’s chief executive office is located at the address set forth in Schedule 1, and all other locations where Debtor conducts business or Collateral is kept are set forth in Schedule 1.

5.2        Locations of Debtor’s Books.  All locations where Debtor’s Books are kept, including all equipment necessary for accessing Debtor’s Books and the names and addresses of all service bureaus, computer or data processing companies and other Persons keeping Debtor’s Books or collecting Rights to Payment for Debtor, are set forth in Schedule 1.

5.3        Trade Names and Trade Styles.  All trade names and trade styles under which Debtor presently conducts its business operations are set forth in Schedule 1, and, except as set forth in Schedule 1, Debtor has not, at any time during the preceding five years: (i) been known as or used any other corporate, trade or fictitious name; (ii) changed its name; (iii) been the surviving or resulting corporation in a merger or consolidation; or (iv) acquired through asset purchase or otherwise any business of any Person.

5.4        Ownership of Collateral.   Debtor has rights in and the power to transfer the Collateral, and Debtor’s title to the Collateral is free from all Liens and restrictions other than Permitted Liens.

5.5        Enforceability; Priority of Security Interest.    (i) This Security Agreement creates a security interest which is enforceable against the Collateral in which Debtor now has rights and will create a security interest which is enforceable against the Collateral in which Debtor hereafter acquires rights at the time Debtor acquires any such rights, and (ii) Secured Party has a perfected security interest (to the fullest extent perfection can be obtained by filing, notification to third parties, possession or control) and a first priority security interest in the Collateral in which Debtor now has rights (subject only to Permitted Liens), and will have a perfected and first priority security interest (to the fullest extent perfection can be obtained by filing, notification to third parties, possession or control) in the Collateral in which Debtor hereafter acquires rights at the time Debtor acquires any such rights (subject only to Permitted Liens), in each case securing the payment and performance of the Secured Obligations.

5.6         Other Financing Statements.   Other than financing statements in favor of Secured Party and financing statements filed in connection with Permitted Liens, no effective financing statement naming Debtor as debtor, assignor, grantor, mortgagor, pledgor or the like and covering all or any part of the Collateral is on file in any filing or recording office in any jurisdiction.

5.7         Rights to Payment.

(a)         the Rights to Payment represent valid, binding and enforceable obligations of the Account Debtors or other Persons obligated thereon, representing undisputed, bona fide transactions completed in accordance with the terms and provisions contained in any documents related thereto, and are and will be genuine, free from Liens, adverse claims, counterclaims, setoffs, defaults, disputes, defenses, retainages, holdbacks and conditions precedent of any kind of character, except to the extent reflected by Debtor’s reserves for uncollectible Rights to Payment;

(b)         to Debtor’s knowledge, all Account Debtors and other obligors on the Rights to Payment are Solvent and generally paying their debts as they come due;

(c)         all Rights to Payment comply with all applicable laws concerning form, content and manner of preparation and execution, including where applicable any federal and state consumer credit laws;

(d)         Debtor has not assigned any of its rights under the Rights to Payment other than to Secured Party pursuant to this Security Agreement;

(e)         all statements made, all unpaid balances and all other information in Debtor’s Books and other documentation relating to the Rights to Payment are true and correct and in all respects what they purport to be; and

(f)          Debtor has no knowledge of any fact or circumstance which would impair the validity or collectibility of any of the Rights to Payment.

5.8        Inventory.  No Inventory is stored with any bailee, warehouseman or similar Person or on any premises leased to Debtor, nor has any Inventory been consigned to Debtor or consigned by Debtor to any Person or is held by Debtor for any Person under any “bill and hold” or other arrangement.

5.9        Intellectual Property.

(a)         except as set forth in Schedule 1, Debtor (directly or through any Subsidiary) does not own, possess or use under any licensing arrangement any patents, copyrights, trademarks, service marks or trade names, nor is there currently pending before any Governmental Authority any application for registration of any patent, copyright, trademark, service mark or trade name;

(b)         all patents, copyrights, trademarks, service marks and trade names are subsisting and have not been adjudged invalid or unenforceable in whole or in part;

(c)         all maintenance fees required to be paid on account of any patents have been timely paid for maintaining such patents in force, and, to the best of Debtor’s knowledge, each of the patents is valid and enforceable and Debtor has notified Secured Party in writing of all prior art (including public uses and sales) of which it is aware;

(d)         to the best of Debtor’s knowledge after due inquiry, no infringement or unauthorized use presently is being made of any Intellectual Property Collateral by any Person;

(e)         Debtor is the sole and exclusive owner of the Intellectual Property Collateral and the past, present and contemplated future use of such Intellectual Property Collateral by Debtor has not, does not and will not infringe or violate any right, privilege or license agreement of or with any other Person; and

(f)          Debtor owns, has material rights under, is a party to, or an assignee of a party to all material licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade names and all other intellectual property Collateral necessary to continue to conduct its business as heretofore conducted.

5.10      Equipment.

(a)          none of the Equipment or other Collateral is affixed to real property, except Collateral with respect to which Debtor has supplied Secured Party with all information and documentation necessary to make all fixture filings required to perfect and protect the priority of Secured Party’s security interest in all such Collateral which may be fixtures as against all Persons having an interest in the premises to which such property may be affixed; and

(b)         none of the Equipment is leased from or to any Person, except as set forth in Schedule 1.

5.11      Deposit Accounts.    The names and addresses of all financial institutions at which Debtor maintains its Deposit Accounts, and the account numbers and account names of such Deposit Accounts, are set forth in Schedule 1.

5.12      Investment Property.   All Investment Property is set forth and described in Schedule 1, and all financial institutions or financial intermediaries holding or in possession of such Investment Property are set forth in Schedule 1.

6.           Covenants.  In addition to the covenants of Debtor set forth in the Guaranty which are incorporated herein by this reference, Debtor agrees that from the date hereof and thereafter until the payment, performance and satisfaction in full, in cash, of the Secured Obligations, and all of Secured Party’s obligations under the Loan Agreement to Borrower have been terminated and no Letters of Credit are outstanding:

6.1         Defense of Collateral.   Debtor shall appear in and defend any action, suit or proceeding which may affect its title to or right or interest in, or Secured Party’s right or interest in, the Collateral.

6.2         Preservation of Collateral.    Debtor shall do and perform all commercially reasonable acts that may be necessary and appropriate to maintain, preserve and protect the Collateral.

6.3         Compliance with Laws, Etc.  Debtor shall comply with all laws, regulations and ordinances, and all policies of insurance, relating to the possession, operation, maintenance and control of the Collateral.

6.4         Location of Debtor’s Books and Chief Executive Office.   Debtor shall: (i) keep all Debtor’s Books at the locations set forth in Schedule 1; and (ii) maintain the location of Debtor’s chief executive office or principal place of business at the location set forth in Schedule 1; provided, however, that Debtor may amend Schedule 1 so long as (i) such amendment occurs by written notice to Secured Party not less than 30 days prior to the date on which the location of Debtor’s Books or Debtor’s chief executive office or principal place of business is changed, and (ii) at the time of such written notification, Debtor executes and delivers any financing statement amendments or fixture filing amendments necessary to perfect or continue perfected Secured Party’s security interests in the Collateral and also obtains for Secured Party such duly executed Collateral Access Agreement as Secured Party shall require with respect to such new location.

6.5         Location of Collateral.    Debtor shall keep the Inventory and Equipment only at the locations identified on Schedule 1; provided, however, that Debtor may amend Schedule 1 so long as (i) such amendment occurs by written notice to Secured Party not less than 30 days prior to the date on which the Inventory or Equipment is moved to such new location, (ii) such new location is within the continental United States, and (iii) at the time of such written notification, Debtor executes and delivers any financing statements or fixture filings necessary to perfect and continue perfected Secured Party’s security interests in such Assets and also obtains for Secured Party such duly executed Collateral Access Agreement as Secured Party shall require with respect to such new location.

6.6         Change in Name, Trade Name, Trade Style or FEIN.  Debtor shall not change its legal name, trade names, trade styles or FEIN, or add any new trade names or trade styles from those listed on Schedule 1; provided, however, that Debtor may amend Schedule 1 so long as (i) such amendment occurs by written notice to Secured Party not less than 30 days prior to the date on which such new name, trade name, trade style or FEIN becomes effective, and (ii) at the time of such written notification, Debtor executes and delivers any financing statement amendments or fixture filing amendments necessary to continue perfected Secured Party’s security interests in the Collateral.

6.7         State of Incorporation or Formation.  Debtor shall not change the state of its incorporation or formation.

6.8          Maintenance of Records.  Debtor shall keep separate, accurate and complete Debtor’s Books, disclosing Secured Party’s security interest hereunder.

6.9          Disposition of Collateral.    Debtor shall not surrender or lose possession of (other than to Secured Party), sell, lease, rent, license, or otherwise dispose of or transfer any of the Collateral or any right or interest therein.

6.10        Liens.   Debtor shall keep the Collateral free of all Liens except Permitted Liens.

6.11        Leased Premises.  At Secured Party’s request, Debtor shall obtain from each Person from whom Debtor leases any premises at which any Collateral is at any time present, such Collateral Access Agreements as Secured Party may require.

6.12        Rights to Payment.  Debtor shall:

(a)         perform and observe all terms and provisions of the Rights to Payment and all obligations to be performed or observed by it in connection therewith and maintain the Rights to Payment in full force and effect;

(b)         enforce all Rights to Payment strictly in accordance with their terms, and take all such action to such end as may be from time to time reasonably requested by Secured Party;

(c)         if, to the knowledge of Debtor, any dispute, setoff, claim, counterclaim or defense shall exist or shall be asserted or threatened with respect to a Right to Payment (whether with or against Debtor or otherwise), disclose such fact fully to Secured Party in Debtor’s Books relating to such Account or other Right to Payment and in connection with any report furnished by Debtor to Secured Party relating to such Right to Payment;

(d)         furnish to Secured Party such information and reports regarding the Rights to Payment as Secured Party may request, and upon request of Secured Party make such demands and requests for information and reports as Debtor is entitled to make in respect of the Rights to Payment; and

(e)         upon the occurrence of any Event of Default, establish such lockbox or similar arrangements for the payment of the Rights to Payment as Secured Party shall require.

6.13        Inventory.  Debtor shall:

(a)         at such times as Secured Party shall request, prepare and deliver to Secured Party periodic reports pertaining to the Inventory, in form and substance satisfactory to Secured Party;

(b)         upon the request of Secured Party, take a physical listing of the Inventory and promptly deliver a copy of such physical listing to Secured Party;

(c)         not store any Inventory with a bailee, warehouseman or similar Person or on premises leased to Debtor without obtaining for Secured Party such Collateral Access Agreements as Secured Party shall require; and

(d)         not dispose of any Inventory on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or similar basis, nor acquire any Inventory from any Person on any such basis, without in each case giving Secured Party prior written notice thereof.

6.14      Equipment.  Debtor shall, upon Secured Party’s request, deliver to Secured Party a report of each item of Equipment, in form and substance satisfactory to Secured Party.

6.15      Intellectual Property Collateral.  Debtor shall:

(a)          not enter into any agreement (including any license or royalty agreement) pertaining to any Intellectual Property Collateral without in each case giving Secured Party prior notice thereof;

(b)         not allow or suffer any Intellectual Property Collateral to become abandoned, nor any registration thereof to be terminated, forfeited, expired or dedicated to the public;

(c)          promptly give Secured Party notice of any rights Debtor may obtain to any new patentable inventions, trademarks, servicemarks, copyrightable works or other new Intellectual Property Collateral, prior to the filing of any application for registration thereof; and

(d)         diligently prosecute all applications for patents, copyrights and trademarks, and file and prosecute any and all continuations, continuations-in-part, applications for reissue, applications for certificate of correction and like matters as shall be reasonable and appropriate in accordance with prudent business practice, and promptly and timely pay any and all maintenance, license, registration and other fees, taxes and expenses incurred in connection with any Intellectual Property Collateral.

7.           Collection of Rights to Payment.  Secured Party shall have the right at any time (i) to notify the Account Debtors to make payments directly to Secured Party or a lockbox account as set forth in clause (iii) of this Section 7, (ii) to enforce Debtor’s rights against the Account Debtors, and (iii) to require that all payments made by Account Debtors be deposited directly into a lockbox account as Secured Party may specify, pursuant to a lockbox agreement in form and substance satisfactory to Secured Party, with a lockbox servicing Secured Party acceptable to Secured Party.

8.           Events of Default.  The occurrence of any Event of Default under the Loan Agreement shall constitute an event of default (“Event of Default”) hereunder.

9.           Rights and Remedies.

9.1          During the continuance of an Event of Default, Secured Party, without notice or demand, may do any one or more of the following, all of which are authorized by Debtor:

(a)         Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Secured Party considers advisable, and in such cases, Secured Party will credit the Secured Obligations with only the net amounts received by Secured Party in payment of such disputed Accounts after deducting all Expenses incurred or expended in connection therewith;

(b)         Cause Debtor to hold all returned Inventory in trust for Secured Party, segregate all returned Inventory from all other property of Debtor or in Debtor’s possession and conspicuously label said returned Inventory as the property of Secured Party;

(c)         Without notice to or demand upon Debtor or any guarantor, make such payments and do such acts as Secured Party considers necessary or reasonable to protect its security interests in the Collateral.  Debtor agrees to assemble the Collateral if Secured Party so requires, and to make the Collateral available to Secured Party as Secured Party may designate.  Debtor authorizes Secured Party to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or Lien that in Secured Party’s determination appears to conflict with its security interests and to pay all expenses incurred in connection therewith.  With respect to any of Debtor’s owned or leased premises, Debtor hereby grants Secured Party a license to enter into possession of such premises and to occupy the same, without charge, for up to 120 days in order to exercise any of Secured Party’s rights or remedies provided herein, at law, in equity, or otherwise;

(d)         Without notice to Debtor (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation), set off and apply to the Secured Obligations any and all (i) balances and Deposit Accounts of Debtor held by Secured Party, or (ii) indebtedness at any time owing to or for the credit or the account of Debtor held by Secured Party;

(e)         Hold, as cash collateral, any and all balances and Deposit Accounts of Debtor held by Secured Party, to secure the full and final repayment of all of the Secured Obligations;

(f)          Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral.  Secured Party is hereby granted a license or other right to use, without charge, Debtor’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Debtor’s rights under all licenses and all franchise agreements shall inure to Secured Party’s benefit;

(g)         Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Debtor’s premises) as Secured Party determines is commercially reasonable.  Secured Party shall have no obligation to clean-up or otherwise prepare the Collateral for sale.  It is not necessary that the Collateral be present at any such sale;

(h)         Secured Party shall give notice of the disposition of the Collateral as follows:

(i)       Secured Party shall give Debtor and each holder of a security interest in the Collateral who has filed with Secured Party a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;

(ii)      The notice shall be personally delivered or mailed, postage prepaid, to Debtor as provided in Section 10.1 of the Loan Agreement, at least ten (10) days before the date fixed for the sale, or at least ten (10) days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market.  Notice to Persons other than Debtor claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Secured Party;

(iii)     If the sale is to be a public sale, Secured Party also shall give notice of the time and place by publishing a notice one time at least ten (10) days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

(i)           Secured Party may credit bid and purchase at any public sale; and

(j)           Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Debtor.  Any excess will be returned, without interest and subject to the rights of third Persons, by Secured Party to Debtor.

9.2        Secured Party shall have no obligation to attempt to satisfy the Secured Obligations by collecting them from any third Person which may be liable for them or any portion thereof, and Secured Party may release, modify or waive any collateral provided by any other Person as security for the Secured Obligations or any portion thereof, all without affecting Secured Party’s rights against Debtor.  Debtor waives any right it may have to require Secured Party to pursue any third Person for any of the Secured Obligations.

9.3        Secured Party may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral, and Secured Party’s compliance therewith will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

9.4         Secured Party may sell the Collateral without giving any warranties as to the Collateral.  Secured Party may specifically disclaim any warranties of title or the like.  This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

9.5         If Secured Party sells any of the Collateral upon credit, Debtor will be credited only with payments actually made by the purchaser, received by Secured Party and applied to the indebtedness of the purchaser.  In the event that the purchaser fails to pay for the Collateral, Secured Party my resell the Collateral and Debtor will be credited with the proceeds of such sale.

9.6         Secured Party shall be under no obligation to marshal any assets in favor of Debtor, or against or in payment of the Secured Obligations or any other obligation owned to Secured Party or any Lender by Debtor or any other Person.

9.7         Upon the exercise by Secured Party of any power, right, privilege, or remedy pursuant to this Security Agreement which requires any consent, approval, registration, qualification, or authorization of any Governmental Authority, Debtor agrees to execute and deliver, or will cause the execution and delivery of, all applications, certificates, instruments, assignments, and other documents and papers that Secured Party or any purchaser of the Collateral may be required to obtain for such governmental consent, approval, registration, qualification, or authorization.

9.8         The rights and remedies of Secured Party under this Security Agreement, the Loan Agreement, the other Loan Documents, and all other agreements contemplated hereby and thereby shall be cumulative.  Secured Party shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by Secured Party of any one right or remedy shall be deemed an election of remedies, and no waiver by Secured Party of any default on Debtor’s part shall be deemed a continuing waiver of any further defaults.  No delay by Secured Party shall constitute a waiver, election or acquiescence with respect to any right or remedy.

10.         Secured Party Not Liable.   So long as Secured Party complies with the obligations, if any, imposed by the Code, Secured Party shall not otherwise be liable or responsible in any way or manner for:  (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion or from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever.  Debtor bears the risk of loss or damage of the Collateral.

11.         Indefeasible Payment.   The Secured Obligations shall not be considered indefeasibly paid for purposes of this Security Agreement unless and until all payments to Secured Party are no longer subject to any right on the part of any Person, including Debtor, Debtor as a debtor in possession, or any trustee (whether appointed under the Bankruptcy Code or otherwise) of Debtor or Debtor’s Assets to invalidate or set aside such payments or to seek to recoup the amount of such payments or any portion thereof, or to declare same to be fraudulent or preferential.  In the event that, for any reason, any portion of such payments to Secured Party is set aside or restored, whether voluntarily or involuntarily, after the making thereof, then the obligation intended to be satisfied thereby shall be revived and continued in full force and effect as if said payment or payments had not been made.

12.        Notices.  All notices or demands by any party hereto to the other party and relating to this Security Agreement shall be made in the manner and to the addresses set forth in Section 15 of the Guaranty.

13.        General Provisions.

13.1      Successors and Assigns.  This Security Agreement shall bind and inure to the benefit of the respective successors and assigns of Debtor and Secured Party; provided, however, that Debtor may not assign this Security Agreement nor delegate any of its duties hereunder without Secured Party’s prior written consent and any prohibited assignment or delegation shall be absolutely void.  No consent by Secured Party to an assignment by Debtor shall release Debtor from the Secured Obligations.  Secured Party reserves its right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in, the rights and benefits hereunder pursuant to and in accordance with the provisions of the Loan Agreement.  In connection therewith, Secured Party may disclose all documents and information which Secured Party now or hereafter may have relating to Debtor, Debtor’s business, or the Collateral to any such prospective or actual Transferee, subject to the terms of Section 9.5(e) of the Loan Agreement.

13.2      Exhibits and Schedules.  All of the exhibits and schedules attached hereto shall be deemed incorporated by reference.

13.3      No Presumption Against Any Party.    Neither this Security Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Secured Party or Debtor, whether under any rule of construction or otherwise.  On the contrary, this Security Agreement has been reviewed by each of the parties and their counsel and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

13.4      Amendments and Waivers.   Any provision of this Security Agreement or any of the Loan Documents to which Debtor is a party may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the party asserted to be bound thereby, and then such amendment or waiver shall be effective only in the specific instance and specific purpose for which given.

13.5      Counterparts; Integration; Effectiveness.  This Security Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Security Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.  This Security Agreement shall become effective when executed by each of the parties hereto and delivered to Secured Party.

13.6       Severability.    The provisions of this Security Agreement are severable.  The invalidity, in whole or in part, of any provision of this Security Agreement shall not affect the validity or enforceability of any other of its provisions.  If one or more provisions hereof shall be declared invalid or unenforceable, the remaining provisions shall remain in full force and effect and shall be construed in the broadest possible manner to effectuate the purposes hereof

13.7       CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a)         THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD FOR PRINCIPLES OF CONFLICTS OF LAWS.

(b)         THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT SECURED PARTY’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SECURED PARTY ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  DEBTOR AND SECURED PARTY WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13.7.

(c)         DEBTOR AND SECURED PARTY HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  DEBTOR AND SECURED PARTY REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL

COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13.8       Amended and Restated Security Agreement.  This Security Agreement shall amend and restate the Prior Security Agreement in its entirety, and continue the Secured Obligations incurred by Debtor thereunder and the grant of a security interest created thereunder.

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IN WITNESS WHEREOF, the parties have executed this Security Agreement as of the date first set forth above.

Debtor:	SIERRA MEDICAL MANAGEMENT, INC.

	By	/s/ R . Stewart Kahn
R . Stewart Kahn, Executive Vice President

Secured Party:	COMERICA BANK

	By	/s/ Stephanie D. McElroy
Stephanie D. McElroy, Vice President

SCHEDULE 1

Section 5.1       Legal Name, State of Organization, FEIN and Charter Identification Number

Section 5.1       Location of Chief Executive Office and Collateral

Section 5.2       Locations of Debtor’s Books

Section 5.3       Trade Names or Trade Styles

Section 5.9       Intellectual Property

Section 5.10     Equipment Leases

Section 5.11     Deposit Accounts

Section 5.12     Investment Property